MILLIMAN FUNDS TRUST N-1A

Exhibit 99(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated February 26, 2026, relating to the financial statement of Milliman Healthcare Inflation Guard ETF, a series of Milliman Funds Trust, as of February 12, 2026 and our report dated March 18, 2026, relating to the special purpose schedule of investments as of February 28, 2026, to be acquired by Milliman Healthcare Inflation Guard ETF, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio
March 20, 2026